Exhibit 99.1
hhgregg announces resignation of its Executive Vice President and COO and Board Member
Indianapolis, Indiana-(February 11, 2014)- Indianapolis-based appliance and electronics retailer, hhgregg Inc. (NYSE:HGG) today announced that the Board of Directors (the "Board") of hhgregg, Inc. (the "Company") has accepted the resignation of Gregg W. Throgmartin as the Executive Vice President and Chief Operating Officer of the Company and as a member of the Board, effective March 31, 2014. Mr. Throgmartin is leaving the Company to pursue outside interests and manage family businesses.
Dennis May, President and CEO of hhgregg, stated, "I would like to thank Gregg for his leadership and many contributions to hhgregg over the past 13 years. Gregg has been an instrumental member of our leadership team and helped support the growth of the Company's store base as we work toward becoming a national retailer."
Gregg Throgmartin commented, “I want to thank hhgregg for everything the Company has meant to both my life and career. I believe that the Company is in great hands and that the strategic initiatives the Company is embarking on will continue to make the Company prosperous. I wish the Company the best in its future endeavors.”
The Board announced that it will commence a search for a new Chief Operating Officer. In the interim, other operations officers of the Company will fulfill the responsibilities of Mr. Throgmartin.
About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, tablets, wireless devices, consumer electronics, home furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.